Exhibit 99.1

PRESS RELEASE

ASTRUM SPACE INC TO GO PUBLIC THROUGH BUSINESS COMBINATION WITH
BLACK SPADE ACQUISITION III CO

•	Astrum Space Inc (“Astrum”) is developing a next-generation satellite-to-device (“S2D”) broadcast network to serve the Asia-Pacific region.

•	Astrum holds 25 MHz of contiguous L-band spectrum at 1467–1492 MHz and spectrum and orbital resources associated with the strategic 105°E GEO position.

•	Astrum currently operates its own in-orbit GEO satellite and is developing the SWISSto12-manufactured NEASTAR-1 satellite, with launch and orbital-delivery services contracted with Impulse Space for a planned late-2028 to first-quarter-2029 launch.

•	The proposed business combination values Astrum at an equity value of approximately US$1 billion.

EL SEGUNDO, California – August 27, 2026 – Astrum Space Inc (“Astrum” or the “Company”), a satellite communications company developing a wholesale satellite-to-device (“S2D”) broadcast and data-distribution network, and Black Spade Acquisition III Co (NYSE: BIII, “BIII”) announced today that they have entered into a business combination agreement. Upon the completion of the transactions contemplated by the business combination agreement, the combined company will be renamed as “Astrum Space Company” and its ordinary shares will be listed on the New York Stock Exchange.

The business combination values Astrum at an equity value of approximately US$1 billion, not including cash from BIII’s approximately US$172.5 million of cash in trust (assuming no BIII shareholders elect to have their BIII shares redeemed for cash as permitted).

The transaction is expected to close by the end of 2026, subject to regulatory and shareholder approvals, and other customary closing conditions. After the transaction, assuming no BIII shareholders elect to have their BIII shares redeemed for cash as permitted, existing shareholders of Astrum will hold over 80% of the combined company.

Mr. Dennis Tam, Executive Chairman of the Board and Co-Chief Executive Officer of Black Spade Acquisition III Co, said: “We are delighted to support Astrum in its efforts to advance S2D connectivity across the Asia Pacific region. We have been encouraged by the dedication and long-term vision of Astrum’s management team as they develop services designed to broaden connectivity across the region. Astrum has developed a satellite network and a spectrum position intended to support its connectivity and broadcast initiatives. Over the years, the space sector has evolved into one of today’s most dynamic industries and continues to play an increasingly important role in everyday life. This partnership with Astrum reflects our belief in the power of enabling technologies to create meaningful impact.”

Mr. Michael Do, President and Chief Executive Officer of Astrum Space Inc, said: “Astrum has reached an important inflection point. We have assembled the spectrum, orbital resources and satellite infrastructure to develop a differentiated S2D broadcast platform across Asia-Pacific. With our NEASTAR-1 satellite under development and launch and orbital-delivery services secured from Impulse Space, we believe we have a clear path toward deployment of our next-generation geostationary platform. The proposed combination with Black Spade Acquisition III Co is expected to strengthen our ability to execute our commercialization strategy and expand strategic partnerships across the region.”

Additional information about the proposed transaction, including a copy of the business combination agreement, is available in BIII’s Current Report on Form 8-K, filed on August 27, 2026, with the Securities and Exchange Commission (“SEC”) at www.sec.gov.

More information about the proposed transaction will also be described in a registration statement that includes BIII’s proxy statement relating to the business combination, which BIII and Astrum will file with the SEC.

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About Astrum Space Inc

Astrum Space Inc is developing a next-generation S2D broadcast network designed to deliver wide-area data and content services across the Asia-Pacific region. Astrum combines 25 MHz of contiguous L-band spectrum at 1467–1492 MHz, spectrum and orbital resources associated with the strategic 105°E geostationary (“GEO”) position. Astrum is pursuing a wholesale business model serving mobile network operators, broadcasters, governments and enterprise customers, positioning its GEO platform as a complementary one-to-many broadcast layer for terrestrial mobile networks.

About Black Spade Acquisition III Co

Black Spade Acquisition III Co (“BIII”) is a special purpose acquisition company incorporated for the purpose of effecting a business combination (Special Purpose Acquisition Company or SPAC). While it may pursue a business combination in any industry, BIII is focused on identifying a business combination target in the cross section of entertainment-related enabling technology and digital financial infrastructure. Listed on the NYSE, BIII is the third SPAC from Black Spade Capital Limited (“Black Spade Capital”), a global SPAC sponsor managing a diversified portfolio across regions, sectors and asset classes, including equities (including SPAC and pre-IPO investments), fixed income and real estate. In August 2023, Black Spade Capital’s first SPAC, Black Spade Acquisition Co, completed a US$23 billion business combination with VinFast Auto Ltd. In June 2025, the second SPAC of Black Spade Capital, Black Spade Acquisition II Co, completed a US$488 million business combination with a global media and entertainment powerhouse, The Generation Essentials Group, approximately nine months after BSII’s IPO.

Advisors

Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, is serving as financial advisor to BIII. Latham & Watkins LLP is serving as U.S. legal counsel to BIII. Loeb & Loeb LLP is serving as U.S. legal counsel to Astrum.

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From the left: Mr. Jonathan Wang, CFO of Astrum, Mr. Michael Do, President and CEO of Astrum, Mr. Zhou Qingzhi, founder of Astrum, Mr. Lawrence Ho, founder of Black Spade Capital, Mr. Dennis Tam, Chairman and Co-CEO of Black Spade Acquisition III Co, Mr. Kester Ng, Co-CEO and CFO of Black Spade Acquisition III Co, Mr. Richard Taylor, Co-CEO and COO of Black Spade Acquisition III Co

Forward-Looking Statements Legend

This document contains certain forward-looking statements within the meaning of U.S. federal securities laws with respect to the proposed transaction between Astrum and BIII, including statements regarding the benefits of the transaction, the anticipated benefits of the transaction, Astrum’s development, manufacture, launch, orbital deployment, commissioning, technical performance and commercial operation of NEASTAR-1; the anticipated launch window and mission profile; the capabilities and expected operating life of NEASTAR-1; Astrum’s planned satellite-to-device network, services, coverage and commercialization strategy; regulatory and market-access approvals; device and technology compatibility; and Astrum’s ability to establish commercial and strategic relationships, the Company or BIII’s expectations concerning the outlook for the Company’s business, productivity, plans and goals for product launches, deliveries and future operational improvement and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations of the Company. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are their managements’ current predictions, projections and other statements about future events that are based on current expectations and assumptions available to the Company and BIII, and, as a result, are subject to risks and uncertainties. Any such expectations and assumptions, whether or not identified in this document, should be regarded as preliminary and for illustrative purposes only and should not be relied upon as being necessarily indicative of future results. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of definitive agreements with respect to the proposed business combination; (2) the outcome of any legal proceedings that may be instituted against BIII, the combined company or others following the announcement of the business combination and any definitive agreements with respect thereto; (3) the amount of redemption requests made by BIII public shareholders and the inability to complete the business combination due to the failure to obtain approval of the shareholders of BIII, to obtain financing to complete the business combination or to satisfy other conditions to closing and; (4) changes to the proposed structure of the business combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the business combination; (5) the ability to meet stock exchange listing standards following the consummation of the business combination; (6) the risk that the business combination disrupts current plans and operations of the Company as a result of the announcement and consummation of the business combination; (7) the ability to recognize the anticipated benefits of the business combination; (8) costs related to the business combination; (9) risks associated with changes in laws or regulations applicable to the Company’s diverse business lines and the Company’s international operations; (10) the possibility that the Company or the combined company may be adversely affected by other economic, geopolitical, business, and/or competitive factors; (11) the Company’s ability to anticipate trends and respond to satellite development and launch, orbital deployment, spectrum and regulatory rights, device ecosystem development, commercialization, financing, customer adoption and transaction-closing risks. The foregoing list of factors is not exhaustive. Forward-looking statements are not guarantees of future performance. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the registration statement on Form F-4 to be filed by BIII and the Company with the U.S. Securities and Exchange Commission (the “SEC”), and other documents filed by the Company and/or BIII from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and all forward-looking statements in this document are qualified by these cautionary statements. The Company and BIII assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except to the extent required by applicable law. Neither the Company nor BIII gives any assurance that either the Company or BIII will achieve its expectations. The inclusion of any statement in this communication does not constitute an admission by the Company or BIII or any other person that the events or circumstances described in such statement are material.

Additional Information and Where to Find It

This document relates to a proposed transaction between the Company and BIII. This document does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Company and BIII intend to file a registration statement on Form F-4 that will include a proxy statement and a prospectus with the SEC. After the registration statement is declared effective, the definitive proxy statement/prospectus will be sent to all BIII shareholders as of a record date to be established for voting on the proposed transaction. BIII also will file other documents regarding the proposed transaction with the SEC. This document does not contain all the information that should be considered concerning the proposed transactions and is not intended to form the basis of any investment decision or any other decision in respect of the transactions. Before making any voting or investment decision, investors and shareholders of BIII are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction.

Investors and shareholders will be able to obtain free copies of the registration statement, proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by BIII through the website maintained by the SEC at www.sec.gov. In addition, the documents filed by BIII may be obtained by written request to BIII at Black Spade Acquisition III Co, Suite 2902, 29/F, The Centrium, 60 Wyndham Street, Central Hong Kong.

Participants in Solicitation

BIII and the Company and their respective directors and officers may be deemed to be participants in the solicitation of proxies from BIII’s shareholders in connection with the proposed transaction. Information about BIII’s directors and executive officers and their ownership of BIII’s securities is set forth in BIII’s filings with the SEC. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed transaction may be obtained by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available. Shareholders, potential investors and other interested persons should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents as described in the preceding paragraph.

Investor Contact:

ir@bsaiii.com